EXHIBIT 99.1

STEPAN REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

NORTHFIELD, Illinois, February 10, 2005 — Stepan Company (NYSE: SCL) today reported financial results for the fourth quarter and full year ended December 31, 2004.

Net sales for the fourth quarter increased 19 percent to $239.4 million from $201.3 million in the prior year. Sales volume remained unchanged. Higher selling prices attributable to rising raw material costs added $32.5 million and the translation effect of the weaker dollar on foreign sales added $5.6 million to the increase in net sales.

Net income for the quarter was $0.6 million, or $0.04 per diluted share compared to a loss of $3.4 million, or a $0.41 loss per diluted share a year ago. Operating income broke even compared to a $5.8 million loss last year. The reduced loss is due to a $3.1 million improvement in gross profit and a $2.7 million reduction in costs largely attributable to charges recorded in the fourth quarter of 2003 for an asset impairment, severance and higher deferred compensation expense. The gross profit improvement was largely due to a 13 percent increase in polymer volume. Surfactant gross profit improved in North America and Latin America, but was more than offset by a large decline in Europe due to the impact of rapidly rising raw material costs. Operating expenses declined by $2.7 million due to lower administrative expense. Administrative expense declined $3.2 million due to lower deferred compensation, severance charges and lower systems implementation costs. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock increases. Other income included $1.0 million of foreign exchange gain, which substantially offset losses incurred during the first three quarters of 2004 due to sharp fluctuations in the value of the U.S. dollar. The income tax provision benefited from a lowering of tax reserves by $0.3 million after the conclusion of an audit of U.S. income tax returns for the period 2000 through 2002.

Full year sales rose $150.9 million, or 19 percent to $935.8 million, up from $784.9 million. Sales volume grew five percent contributing $39.7 million to the increase in net sales. Higher selling prices contributed $89.0 million to net sales. The effect of currency translation increased net sales by $22.2 million. Polymer volume rose significantly by 17 percent on strong industry wide demand. Surfactant volume grew by three percent. North American volume gains offset losses in volume that occurred over the first half of 2003.

Net income for the full year 2004 rose by 110 percent to $10.3 million, or $1.05 per diluted share from $4.9 million, or $0.45 per diluted share. The weak prior year net income included $3.5 million, or $0.39 per diluted share, for environmental remediation charges, an asset write down, severance and higher deferred compensation expense. Gross profit grew by $7.2 million, or seven percent driven by the growth in polymer volume. Surfactant gross profit was flat between years as volume and gross profit improvement in North America and Latin America was more than offset by profit margin deterioration in Europe. Domestic gross profit was also reduced by rising raw material costs, which resulted in a last-in, first-out (LIFO) inventory charge that reduced gross profit by $6.2 million pre-tax. The Company uses the LIFO method in the United States primarily for the allowed tax savings it achieves during inflationary periods.

Surfactant operating income grew by two percent for the year, however, weaker fourth quarter surfactant volume coupled with margin weakness in Europe adversely affected the fourth quarter results. North American surfactant sales mix and volume improved generating a 14 percent improvement in full year operating income. European surfactant profit margin deterioration offset all of the North American and Latin American improvement. Recovery of higher raw material costs in Europe has been difficult due to excess industry capacity and vertically integrated competitors. Surfactants represented 76 percent of 2004 Company revenues.

Polymer operating income grew by 31 percent due to a 17 percent growth in volume. Improvement in phthalic anhydride and polyurethane polyol both contributed to the significant improvement in earnings due to higher volume and a partial recovery of prior margin erosion. Polymer revenues represented 21 percent of total revenues.

Specialty products’ operating income rose 17 percent on improved sales volume to the pharmaceutical and food ingredient market. Specialty products revenues represented three percent of Company revenues.

Operating expenses for the year decreased by two percent. Administrative expenses declined by $3.4 million. Prior year administrative expense included a $2.1 million environmental remediation charge and severance costs of $0.9 million. Deferred compensation expense declined by $1.3 million within administrative expense. Administrative expense included $1.2 million of income related to favorable legal settlements in 2004 compared to $1.1 million of income in 2003.

Interest expense declined 10 percent due to a higher mix of lower interest rate short term debt, even though average debt levels rose during the year. Other, Net income declined as foreign exchange gains of $1.7 million in 2003 declined to a loss of $0.1 million in 2004 due to the weakening value of the U.S. dollar.

“We head into 2005 with optimism”, said F. Quinn Stepan, Chairman and Chief Executive Officer. “Business fundamentals look good in North America. Polymers are making unprecedented growth in volume due to strong demand and greater global market penetration. We continue to pursue new surfactant opportunities in soap bars and fabric softeners, which should benefit us in 2005 and future years. European surfactant margins and volume should improve. During the fourth quarter of 2004, our primary U.K. competitor announced plans to shut down their U.K. surfactant plant. We continue to focus our research efforts on innovation into new markets or higher margin applications in existing markets. While pleased with the improvement in 2004 earnings, we have much work ahead to achieve the operating margin and return on capital goals that we have set for ourselves.”

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 10 a.m. Eastern Time on February 10, 2005. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Twelve Months Ended December 31, 2004 and 2003

(Unaudited – 000’s Omitted)

	Three Months Ended December 31				Twelve Months Ended December 31
	2004	2003	% Change		2004	2003	% Change
Net Sales	$239,385	$201,280	+	19	$935,816	$784,855	+	19
Cost of Sales	214,773	179,721	+	20	824,849	681,116	+	21

Gross Profit	24,612	21,559	+	14	110,967	103,739	+	7

Operating Expenses:
Marketing	7,955	7,946	+	—	29,615	29,660	-	—
Administrative	10,161	13,342	-	24	36,204	39,565	-	8
Research, Development and Technical Services	6,453	6,028	+	7	25,969	24,718	+	5

	24,569	27,316	-	10	91,788	93,943	-	2

Operating Income/(Loss)	43	(5,757)	+	—	19,179	9,796	+	96

Other Income (Expense):
Interest, Net	(1,680)	(1,808)	-	7	(7,237)	(8,061)	-	10
Income from equity in joint venture	861	374	+	130	2,320	2,170	+	7
Other, net	1,131	98	+	—	371	1,366	-	73

	312	(1,336)	+	—	(4,546)	(4,525)	+	—

Income/(Loss) Before Income	355	(7,093)	+	—	14,633	5,271	+	178

Taxes and Minority Interest

Provision for Income Taxes	(235)	(3,658)	-	94	4,320	360	+	—

Minority Interest	11	—	+	—	11	—	+	—

Net Income/(Loss)	$601	$(3,435)	+	—	$10,324	$4,911	+	110

Net Income/(Loss) Per Common Share
Basic	$0.04	$(0.41)	+	—	$1.06	$0.46	+	130

Diluted	$0.04	$(0.41)	+	—	$1.05	$0.45	+	133

Shares used to compute Net Income Per Common Share:
Basic	8,987	8,904	+	1	8,970	8,889	+	1

Diluted	9,055	8,904	+	2	9,038	9,086	-	1

STEPAN COMPANY

Balance Sheets

December 31, 2004 and December 31, 2003

(Unaudited – 000’s Omitted)

	2004 December 31	2003 December 31
ASSETS
Current Assets	$235,484	$204,460
Property, Plant & Equipment, net	208,870	210,665
Other Assets	48,422	49,092

Total assets	$492,776	$464,217

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$157,602	$132,939
Deferred Income Taxes	7,758	14,570
Long-term Debt	94,018	92,004
Other Non-current Liabilities	64,223	62,637
Minority Interest	934	—
Stockholders’ Equity	168,241	162,067

Total liabilities & Stockholders’ equity	$492,776	$464,217

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